Exhibit 10.5
November 26, 2007
Knowlton J. O’Reilly
139 Riverside Avenue
Riverside, CT 06878
Dear Kayo:
     I am pleased to offer you the position of Group Vice President of Oxford Industries, Inc. effective November 26, 2007. The specifics of the offer are outlined below.
     Your beginning base salary will be $500,000 annually which is earned and paid on a bi-weekly basis. Your overall performance and achievement of your goals is generally reviewed at the end of each fiscal year. The review process assists in determining salary increase and bonus payout. Salary increases, if warranted, are expected to be effective in April each year.
     You are eligible to participate in Oxford’s annual bonus program for the remainder of the current fiscal year on a pro-rated basis. Under the bonus program, you are eligible to earn and receive a bonus in an amount of up to 55% of your annual salary (pro-rated for the current fiscal year) at target performance. The payout is subject to the terms and conditions of the bonus program. Information about this program is included with this letter.
     You are expected to participate in the Oxford Long Term Stock Incentive Plan for FY2008. We expect your long term incentive award, which provides participants with a performance based restricted stock award, will be targeted at 3,000 shares, prorated for FY2008. Based on actual performance, this award may range from a threshold of one share to a maximum of 150% of the number of shares at target. A copy of the Plan summary is included with this letter.
     All company incentive plans as well as the awards under the Long Term Stock Incentive Plan are subject to review and approval by the Oxford Industries, Inc. Board of Directors or the Nominating, Compensation and Governance Committee of the Board and are subject to change in future years.
     You are eligible to participate in the Oxford Deferred Compensation Plan (“DCP”). The DCP offers you the opportunity to defer up to 50% of your base salary plus 100% of your performance based annual bonus. You will have 30 days from your date of employment to enroll in the plan. The plan summary and enrollment information will be sent to you by the plan administrator, MullinTBG, shortly after you join the company.
     As an active, full-time employee, you are eligible to elect coverage and participate in a wide range of benefit programs as outlined in the 2008 Benefits brochure that is enclosed. Please note that a few of these programs have specified waiting periods before eligibility commences.
     In addition, you are eligible to participate in the Executive Medical Plan which provides you with supplemental medical coverage for you and your covered dependents provided you are participating in an Oxford sponsored group medical plan or another group medical plan. Should you elect to participate in the Oxford medical plan, you will be required to enroll in the Traditional plan option. A summary of the Executive Medical Plan is included with this letter.
     In order to comply with US immigration laws, all persons employed by Oxford must provide evidence of US citizenship or their right to work in the United States. You will be asked to supply such proof on the first day of your employment. Acceptable evidence includes a US driver’s license and a social security card or a US passport.

     We look forward to renewing our relationship with you and believe you will have a positive impact on our business. Nonetheless, please understand that Oxford is an at-will employer. This means either you or Oxford are free to end the employment relationship at anytime, with or without notice, cause or justification. Nothing in this letter or our policies or procedures either now or in the future are intended to change the at-will nature of our relationship. The at-will nature of your employment cannot be altered or modified except in writing by the Chief Executive Officer of Oxford Industries, Inc.
     If you have any questions, please do not hesitate to call me or Chris Cole, VP, Corporate Human Resources, at 404-653-1358.
     It is a dynamic, exciting time at Oxford, and we look forward to once again having you on our team.

Sincerely,
/s/ Hicks Lanier

Hicks Lanier
I hereby accept employment on the conditions set forth in this letter.

/s/ Knowlton J. O’Reilly
Knowlton J. O’Reilly